Exhibit 107

CALCULATION OF REGISTRATION FEE

Form S-8
(Form Type)

iRobot Corporation
(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	Other (1)	181,545 shares (2)	$10.17	$1,845,404.93	$0.00014760	$272.38
Equity	Common Stock, par value $0.01 per share	Other (1)	188,955 shares (3)	$10.17	$1,920,727.58	$0.00014760	$283.50
Total Offering Amounts					$3,766,132.50		$555.88
Total Fee Offsets							$0
Net Fee Due							$555.88

(1)	The price of $10.17 per share, which is the average of the high and low sale prices of the Registrant’s common stock, $0.01 par value per share (“Common Stock”)on the Nasdaq Global Select Market on August 2, 2024, is set forth solely for purposes of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Represents shares of Common Stock underlying performance-based restricted stock units expected to be granted to the Registrant’s President and Chief Operating Officer pursuant to the performance-based restricted stock unit award agreement as an inducement material to his acceptance of employment with the Registrant in accordance with the “inducement” grant exception under Nasdaq Rule 5635(c)(4).
(3)	Represents shares of Common Stock underlying restricted stock units expected to be granted to the Registrant’s President and Chief Operating Officer pursuant to the restricted stock unit award agreement as an inducement material to his acceptance of employment with the Registrant in accordance with the “inducement” grant exception under Nasdaq Rule 5635(c)(4).